SECOND AMENDMENT TO THE

TRUST FOR PROFESSIONAL MANAGERS

AMENDED AND RESTATED INVESTMENT ADVISORY AGREEMENT

with

SNOW CAPITAL MANAGEMENT L.P.

THIS SECOND AMENDMENT dated as of October 27, 2016, to the Amended and Restated Investment Advisory Agreement, dated as of October 19, 2010 as amended October 24, 2013 (the “Agreement”), is entered into by and between TRUST FOR PROFESSIONAL MANAGERS (the “Trust”), on behalf of the series of the Trust as indicated on Schedule A to the Agreement, as may be amended from time to time (each, a “Fund,” and collectively, the “Funds”), and Snow Capital Management L.P. (hereinafter called the “Adviser”).

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the Trust and the Adviser desire to amend the Agreement to add  the Snow Capital Focused Value Fund and Snow Capital Dividend Plus Fund to the Agreement, as set forth on Amended Schedule A to the Agreement; and

WHEREAS, the Agreement allows for the amendment of Amended Schedule A to the Agreement by a written instrument executed by both parties;

NOW, THEREFORE, the parties agree as follows:

Amended Schedule A of the Agreement is hereby superseded and replaced with Amended Schedule A attached hereto, for the sole purpose of adding the Snow Capital Focused Value Fund and Snow Capital Dividend Plus Fund, to be effective at the time the Snow Capital Focused Value Fund and Snow Capital Dividend Plus Fund commence operation pursuant to an effective amendment to the Trust’s Registration Statement under the Securities Act of 1933, as amended.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

TRUST FOR PROFESSIONAL MANAGERS	SNOW CAPITAL MANAGEMENT L.P.
on behalf its series listed on Amended Schedule A

By:	/s/ John P. Buckel	By:	/s/ Carl Vuono
Name	John P. Buckel	Name:	Carl Vuono
Title:	President	Title:	Chief Operating Officer

:

Amended Schedule A
to the

TRUST FOR PROFESSIONAL MANAGERS

AMENDED AND RESTATED INVESTMENT ADVISORY AGREEMENT

with

SNOW CAPITAL MANAGEMENT L.P.

Series or Fund of Trust for Professional Managers	Annual Fee Rate as a Percentage of Average Daily Net Assets
Snow Capital Small Cap Value Fund	1.15%
Snow Capital Opportunity Fund	1.00%
Snow Capital Focused Value Fund	0.70%
Snow Capital Dividend Plus Fund	0.70%